PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-89355

1,000,000,000 Depositary Receipts
Biotech HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011, as supplemented by the prospectus supplement dated August 12, 2011, relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS Trust.

The following text shall replace all text after “SUMMARY” and before “RISK FACTORS”:

RECENT DEVELOPMENTS

1. Notice of Early Termination

On November 10, 2011, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor (the “Initial Depositor”), gave notice to The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), of its decision to early terminate the Biotech HOLDRS Trust effective on the closing date of the Asset Purchase Agreement dated August 11, 2011 between Merrill Lynch & Co., Inc. and Van Eck Associates Corporation (“Van Eck” and the “Agreement”).  Such notice notified the Trustee that the closing under the Agreement (the “Closing”) will constitute an “early termination” under the Depositary Trust Agreement dated November 18, 1999, as amended by Amendment No. 1 dated as of August 11, 2011 (as so amended, the “Depositary Trust Agreement”), governing the Biotech HOLDRS Trust.  The Closing is scheduled to occur on the expiration date (the “Expiration Date”) of the six pending exchange offers by Van Eck (as described below, the “Exchange Offers”) or the business day immediately following the Expiration Date.  The Expiration Date is scheduled to be December 20, 2011, unless the Exchange Offers are extended in accordance with their terms.  The date on which the Closing occurs is referred to as the “Termination Date.”

The Trustee disseminated notice of the early termination and the Termination Date to Cede & Co., the sole owner of the receipts issued by the Biotech HOLDRS Trust, on November 10, 2011.

What happens to Biotech HOLDRS if none of the Exchange Offers are completed?

•	The Closing will not occur.
•	There will not be an early termination.
•	The Biotech HOLDRS Trust will not early terminate and will continue to operate pursuant to the terms of the Depositary Trust Agreement.
•	Trading in the Biotech HOLDRS receipts will resume on the NYSE Arca.

What happens to Biotech HOLDRS prior to the Termination Date?

•	Biotech HOLding Company Depositary ReceiptS (“HOLDRS”) may be created and cancelled by following the procedures and paying the applicable issuance and cancellation fees described in the Biotech HOLDRS Trust prospectus dated March 15, 2011, as supplemented by the prospectus supplement dated August 12, 2011 and as set forth in the Depositary Trust Agreement.  Copies of this prospectus and prospectus supplement are available under the CIK number 0001099569 through the Securities and Exchange Commission’s website, www.sec.gov.

•
Trading in Biotech HOLDRS on the NYSE Arca will be halted at or around the time at which the Exchange Offers expire and Van Eck’s Market Vectors ETF Trust (the “Market Vectors Trust”), on behalf of its Biotech ETF, accepts the Biotech HOLDRS tendered in the applicable Exchange Offer.

What happens to Biotech HOLDRS after the Termination Date?

•	The Biotech HOLDRS Trust will liquidate in accordance with the Depositary Trust Agreement, as will each of the other HOLDRS trusts.
•	No new Biotech HOLDRS will be issued.
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Trading of Biotech HOLDRS on the NYSE Arca will be permanently suspended after the close of trading on the Termination Date.  Biotech HOLDRS will not be listed for trading on any other securities exchange.

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During the four-month period following the Termination Date, owners of Biotech HOLDRS will have the right to withdraw the underlying securities evidenced by their HOLDRS, together with any dividends or other distributions or net proceeds from the sale of any rights or other property received with respect thereto, by delivering a round-lot or an integral multiple of a round lot of Biotech HOLDRS to the Trustee and paying the applicable taxes, other charges (if any) and Trustee’s fees.  The Trustee has advised that the fee will be up to $10.00 for each round-lot of 100 Biotech HOLDRS or portion thereof.

•
After the Termination Date, the Trustee will discontinue the registration of transfers of Biotech HOLDRS, suspend the distribution of dividends or other distribution to owners thereof, and will not give any further notices or perform any further acts under the Depositary Trust Agreement.

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After the four-month period following the Termination Date, the Trustee has the right to sell the underlying securities then held by the Biotech HOLDRS Trust and will thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the owners of Biotech HOLDRS that have not theretofore been surrendered.  After making such sale, the Trustee will be discharged from all obligations under the Depositary Trust Agreement, except to account for such net proceeds and other cash (after deducting, in each case, any applicable fees and expenses).  At such time owners of outstanding Biotech HOLDRS will become general creditors of the Trustee with respect to such net proceeds.

2.  Market Vectors Trust Exchange Offers

On November 10, 2011, in accordance with the Agreement, the Market Vectors Trust commenced the Exchange Offers, offering investors in each of the Biotech HOLDRS Trust, Oil Service HOLDRS Trust, Pharmaceutical HOLDRS Trust, Regional Bank HOLDRS Trust, Retail HOLDRS Trust and Semiconductor HOLDRS Trust (collectively, the “Subject HOLDRS Trusts,” and the HOLDRS of these Subject HOLDRS Trusts, the “Subject HOLDRS”) the opportunity to exchange their Subject HOLDRS for shares of new Market Vectors ETFs.  The Exchange Offers are being made pursuant to registration statements that have been declared effective by the Securities and Exchange Commission.  The Expiration Date of the Exchange Offers is scheduled to be on or around December 20, 2011, unless the Exchange Offers are extended in accordance with their terms.  Settlement of the Exchange Offers is expected three business days following the Expiration Date.

Investors in the Biotech HOLDRS who wish to participate in the applicable Exchange Offer should obtain copies of materials related to the applicable Exchange Offer from:

The Exchange Agent for the Exchange Offers:

The Bank of New York Mellon, acting through BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
1-866-300-4353 (Toll Free)

or

The Information Agent for the Exchange Offers:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
1-800-290-6424 (Toll Free)
1-212-269-5550 (Collect)
Email:  marketvectorsetf@dfking.com

The date of this prospectus supplement is November 10, 2011.